Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AUGMEDIX, INC. IF PUBLICLY DISCLOSED.

AUGMEDIX NOTES – STATEMENT OF WORK NO. 2

This Statement of Work (“SOW”), entered into by and between Dignity Health Medical Foundation (a Dignity Health Affiliate) (“DHMF” or “Client”) and Augmedix Operating Corp. (f/k/a Augmedix, Inc.) (“Augmedix”), is effective as of March 15, 2023 (the “SOW Effective Date”), and is a supplement to the Services Agreement, dated September 1, 2015, as amended (the “Agreement”) by and between CommonSpirit Health, a Colorado non-profit corporation, with a place of business at 3033 N. Ave., Phoenix, AZ 85013, and Augmedix, a Delaware corporation with its principal offices at 111 Sutter St., Suite 1300, San Francisco, CA 94104, and is hereby made a part of the Agreement. To the extent this SOW is inconsistent with the terms of the Agreement, the terms of the Agreement will prevail. All capitalized terms used in this SOW and not defined herein shall have the meaning assigned to such terms in the Agreement.

1.	OVERVIEW AND DEFINITIONS

1.1. Authorized Users. This Statement of Work allows Client to onboard as many Authorized Users to Augmedix Notes as mutually agreed upon by the Parties. Client may purchase Augmedix Notes for its Authorized Users by signing and submitting an ordering document to Augmedix pursuant to this Statement of Work (each a “Service Order”). Augmedix shall make Augmedix Notes available to Client and its designated Authorized Users under this SOW during the Subscription Term indicated in the Service Order.

1.2. Definitions. As used in this SOW, all terms not otherwise defined in the Agreement or in this SOW shall have the meanings indicated in Appendix 1: Statement of Work Definitions attached hereto.

2.	PARTIES’ RESPONSIBILITIES

2.1. Augmedix Responsibilities. Pursuant to each Service Order executed hereunder, Augmedix will perform the following Services:

2.1.1. Implementation and Deployment. Augmedix will coordinate and manage the implementation and deployment of Augmedix Notes on an Authorized User-by-Authorized User basis. During the initial deployment for each Authorized User, Augmedix will provide training to the Authorized User and for one or more MDSs working with the Authorized User such that Augmedix is able to satisfactorily complete and upload notes for patient visits for the Authorized User’s review and finalization.

2.1.2. Augmedix Notes. Augmedix will provide Augmedix Notes as specified herein and the applicable Service Order. Augmedix will prepare and upload medical notes into the Client’s Electronic Health Record (“Client EHR”), in pending status, awaiting the Authorized User’s review, finalization and approval. Augmedix will ensure that all MDSs comply with the terms and conditions of all agreements between Client and third parties relating to the use of the Client EHR software. Client may access and use Augmedix Notes solely for its internal business purposes and such access and use is expressly limited to the number of Authorized Users for which Client has paid Fees in accordance with the applicable Service Order.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AUGMEDIX, INC. IF PUBLICLY DISCLOSED.

2.1.3. Technology Maintenance. Augmedix will provide Client with one (1) Content Capture Device kit per Authorized User during the Subscription Term of the applicable Service Order. In the event an Authorized User desires additional Content Capture Device(s) to service additional Client Facilities, Client shall pay a monthly fee for such additional Client Facilities, as specified in the applicable Service Order. The Content Capture Devices and other hardware or materials provided for the purpose of delivering Augmedix Notes are owned (or leased) by Augmedix.

2.2. Client Responsibilities. Commencing on the SOW Effective Date, Client will have the following responsibilities:

2.2.1. IT, Telecommunications and Internet Services. Client acknowledges and agrees that Client’s and its Authorized Users’ use of Augmedix Notes is dependent upon access to telecommunications and Internet services meeting certain minimal site connectivity requirements. Except for the Content Capture Device(s) and Software, Client shall be solely responsible for acquiring and maintaining all telecommunications, Internet services, and other hardware and software required to access and use Augmedix Notes, including, without limitation, any and all costs, fees, expenses, and taxes of any kind related to the foregoing. Augmedix shall not be responsible for any loss or corruption of data, lost communications, or any other loss or damage of any kind arising from any such telecommunications and Internet services.

2.2.2. Access. At no cost to Augmedix, Client shall provide Augmedix (and any of its third-party MDS suppliers) with appropriate access and related credentials for use of the Client EHR, and any other required Client systems, as necessary for Augmedix to provide Augmedix Notes to Client. Client must provide all credentials and permissions necessary for Augmedix personnel to access the Client EHR within two (2) weeks of Augmedix’s written request. If credentials are not provided within two (2) weeks of Augmedix’s written request, Augmedix cannot guarantee Augmedix Notes Service will commence on schedule and reserves the right to delay an Authorized User’s Launch Date (as defined in Section 3.2.2 below) until appropriate Client EHR credentials are provided.

2.2.3. Recording of Patient Encounters. In order to enable Augmedix Notes, Authorized Users shall be responsible for initiating a recording on the Content Capture Device at the beginning of each patient-provider encounter and stopping the recording at the conclusion of the visit. For clarity, Authorized Users shall not record patient-provider encounters in a block of two or more visits; each patient-provider encounter shall be recorded separately. In the event an Authorized User fails to record each patient-provider encounter separately, Augmedix will make good faith efforts, but cannot guarantee, that patient notes will be available for review and finalization in the Client’s EHR within four (4) hours of the upload of a recording.

2.2.4. Patient Education and Consent. Client shall: (a) inform each patient, prior to an Authorized User’s use of Augmedix Notes with such patient, of the function, extent, and purpose of Augmedix Notes and utilization of audio/visual recording by means of the Content Capture Device in accordance with all applicable laws and regulations; and (b) obtain the patient’s consent, to the extent required under applicable laws and regulations, for the Authorized User to use Augmedix Notes. Without limiting the foregoing, Augmedix will provide Client with patient education materials, including FAQs, that Client may use to educate and obtain patient consent related to the use of the Augmedix Notes service (“Education Materials”). Client agrees not to make any material changes to the Education Materials without Augmedix’s prior written consent.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AUGMEDIX, INC. IF PUBLICLY DISCLOSED.

2.2.5. Scheduling. Seven (7) days prior to the Launch Date for an Authorized User and the start of each month thereafter, Client shall input a daily schedule for each Authorized User for each day of the following month in Client’s EHR or other scheduling software (“Daily Schedule”). The Daily Schedule will be used by Augmedix to staff MDSs for Augmedix Notes. If Client does not notify Augmedix seven (7) days in advance of clinic, Augmedix cannot guarantee MDS availability.

2.2.5.1 Client must provide seven (7) days’ written notice in advance of any material Daily Schedule change during a month. If less than seven (7) days’ written notice is received, Augmedix may not be able to accommodate such Daily Schedule change requests.

2.2.6. Feedback and Cooperation. Client’s Authorized Users shall provide cooperation and feedback to Augmedix and its MDSs as reasonably requested by Augmedix to fulfill its responsibilities in this Statement of Work.

2.3. Software and Equipment.

2.3.1. Software.

a) Subject to the terms and conditions of the Agreement, Augmedix hereby grants Client a non-exclusive, non-transferable, non-sublicensable right for Client and its Authorized Users to (a) access and use Augmedix Notes; (b) use the Software; and (c) use, copy, publish, and transmit the Documentation for Client’s internal purposes. For the avoidance of doubt, the Software may be used by Client on a concurrent-user basis to the extent necessary for Client to receive Augmedix Notes for the agreed-upon number of Authorized Users.

b) Restrictions. Without the prior written consent of Augmedix, Client shall not attempt to interfere with or disrupt Augmedix Notes or the Software or attempt to gain access to any systems or networks that connect thereto (except as required to access and use Augmedix Notes). Client shall not allow access to or use of Augmedix Notes by anyone other than Authorized Users. Client shall not: (a) copy, modify or distribute any portion of Augmedix Notes or the Documentation; (b) sell, rent, lease, lend, license, sublicense, distribute, or otherwise transfer Augmedix Notes or the Documentation to any third party; (c) decompile, disassemble or reverse engineer any portion of Augmedix Notes; (d) write or develop any derivative software or service based upon Augmedix Notes, the Documentation or any Augmedix Confidential Information; (e) use Augmedix Notes to provide processing or other services to third parties, or otherwise use Augmedix Notes on a “service bureau” basis; or (f) provide, disclose, divulge or make available to, or permit use of Augmedix Notes or Documentation by any third party without Augmedix’s prior written consent.

2.3.2. Provision of Hardware.

a) Subject to Client’s compliance with this Section 2.3.2, the acquisition, installation, configuration, and maintenance of the Content Capture Devices, including installation of all updates and other upgrades, will be solely the responsibility of Augmedix.

b) Client shall ensure that Authorized Users: (a) maintain the Content Capture Devices in good repair, condition and working order; and (b) use the Content Capture Devices in accordance with the applicable user manual(s) and guidelines provided from time to time by Augmedix. Upon receipt of a Content Capture Device, Client shall bear the entire risk of loss, damage, theft, or destruction of the Content Capture Device or any part thereof, from any and every cause whatsoever, which shall occur prior to the return of the Content Capture Devices to Augmedix, excluding reasonable wear and tear.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AUGMEDIX, INC. IF PUBLICLY DISCLOSED.

c) Client shall not: (a) sublease any of the Content Capture Devices; (b) create or incur, or permit to exist, any lien or encumbrance with respect to any of the Content Capture Device; (c) load any software other than the Software provided by Augmedix onto any Content Capture Device; (d) disable any protective safeguards; or (e) use the Content Capture Devices outside of the approved Client Facilities or for any purposes other than those set forth in this Agreement.

d) Upon the termination or expiration of the Agreement, Client will disconnect, package and return the Content Capture Devices to Augmedix in the same condition as when delivered to Client, ordinary wear and tear excepted. To the extent any Content Capture Device is damaged or not returned for any reason, Augmedix may invoice Client its reasonable costs for repair or replacement of such Content Capture Device and Client shall promptly pay such costs within [***] of receiving such invoice.

3.	STATEMENT OF WORK SCHEDULE

3.1. Implementation. Upon execution of each Service Order, Augmedix will perform the following implementation services.

3.1.1. Authorized User Selection. To the extent practicable, Client’s designated Authorized Users should be identified in the applicable Service Order. To the extent not identified in a Service Order, Client shall provide a list of its selected Authorized Users to Augmedix no later than thirty (30) days prior to the first day Augmedix produces patient notes that are uploaded to the Client EHR for one or more Authorized Users. Augmedix will provide rolling guidance on the target Launch Date (as defined in Section 3.2.2. below) for each Authorized User.

3.1.2. Kick-off Call. Augmedix will initiate and conduct a kick-off call with Client to collect Authorized Users’ templates, macros and smartsets, discuss workflow and coordinate appropriate access to the Client EHR.

3.1.3. Technical Site Evaluation. Augmedix’s Site Connectivity Requirements are set forth on Appendix 2 hereto. To determine whether Client’s network infrastructure supports Augmedix Notes, Augmedix will assist remotely with a wireless network assessment on a mutually agreed upon date. If Augmedix determines Client’s network infrastructure fails to support Augmedix Notes, Client shall be responsible for the cost of any remediation necessary to enable its wireless network infrastructure to support Augmedix Notes. Alternatively, Augmedix may, subject to a viability assessment and Client’s approval, deliver Augmedix Notes via LTE mobile technology.

3.1.4. Augmedix Notes Deployment. Augmedix will coordinate and manage the deployment of Augmedix Notes on an Authorized User-by-Authorized User basis.

3.2. Service Phase.

3.2.1. The service phase (“Service Phase”) consists of ongoing virtual, non-real time medical documentation assistance by Augmedix-supplied MDSs on behalf of Client’s designated Authorized Users.

3.2.2. The Service Phase will commence on the first day Augmedix produces patient notes that are uploaded into the Client EHR, on an Authorized User-by-Authorized User basis (each a “Launch Date”), and continue for the remainder of the Subscription Term of the applicable Service Order.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AUGMEDIX, INC. IF PUBLICLY DISCLOSED.

4.	FEES AND INVOCING

4.1. Fees. In consideration for providing Augmedix Notes, Client shall pay to Augmedix the Fees for its Subscription, in accordance with the terms set forth in the applicable Service Order.

4.2. Invoices; Payment; Late Payment. Augmedix shall invoice Client for Fees and applicable Taxes (if any) in the manner described in the applicable Service Order. All payments will be made in U.S. dollars. Each undisputed invoice is due and payable by Client no later than [***] following the invoice date. If Augmedix has not received payment within [***] after the due date, interest shall accrue on past due amounts at the rate of [***] per month, but in no event greater than the highest rate of interest allowed by law, calculated from the date such amount was due until the date that payment is received by Augmedix. Further, if any charge owing by Client is [***] or more overdue, Augmedix may, without limiting its other rights and remedies, suspend Services until such amounts are paid in full, provided that, Augmedix has given Client at least [***] notice that its account is overdue.

IN WITNESS WHEREOF, the Parties have caused this Statement of Work to be executed and delivered by their respective duly authorized representatives.

Dignity Health Medical Foundation		Augmedix Operating Corp. (f/k/a Augmedix, Inc.)

By:	/s/ Kelley Moore	By:	/s/ Manny Krakaris

Name:	Kelley Moore	Name:	Manny Krakaris

Title:	System VP, IT Contracting & Vendor Management	Title:	CEO

Date:	May 3, 2023	Date:	May 3, 2023

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AUGMEDIX, INC. IF PUBLICLY DISCLOSED.

Appendix 1

Statement of Work Definitions

(1) “Augmedix Notes” means the non-real time documentation product provided by Augmedix to Client pursuant to a Service Order, which such product includes virtual medical documentation assistance by remote Medical Documentation Specialist(s) for Authorized User(s) from recordings of patient-provider encounters and/or dictations, and the Content Capture Device(s) and the associated Software.

(2) “Authorized User(s)” means individual healthcare providers who are designated in writing to Augmedix as being authorized access to Augmedix Notes on Client’s behalf.

(3) “Client Facility(-ies)” means that/those certain designated Client facility or Client facilities designated in the applicable Service Order.

(4) “Content Capture Device(s)” that/those certain hardware device(s) provided by Augmedix to Client’s Authorized Users (e.g., smartphone) during the Subscription Term of the applicable Service Order to enable virtual, non-real time medical documentation assistance on behalf of Client.

(5) “Medical Documentation Specialist” (“MDS” or “MDSs”) means an Augmedix-supplied individual who provides virtual, non-real time medical documentation assistance for an Authorized User.

(6) “Software” means the software supplied and/or used by Augmedix to provide Augmedix Notes pursuant to the applicable Service Order.

(7) “Subscription” means the access to the Augmedix Notes Services purchased by Client on a per Authorized User basis.

(8) “Subscription Term” means the period identified in the Service Order during which Client’s Authorized User(s) is/are permitted to access and use Augmedix Notes on a per Authorized User basis.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AUGMEDIX, INC. IF PUBLICLY DISCLOSED.

Appendix 2

Site Connectivity Requirements

1.	Internet Service Provider

	●	Cable or Fiber internet connectivity

2.	Wireless Infrastructure

	●	Access Point (AP) model offers 802.11n or greater

	●	WPA2 PSK (AES) or WPA2 PEAP authentication

	●	PMK Key Caching enabled (CCKM also acceptable)

	●	DHCP required

3.	Firewall Services and Ports

Enable on the firewall, all outbound originated Augmedix network traffic, the requirements of which will be provided by Augmedix separately.